EXHIBIT 5

10475 Park Meadows Dr.

Littleton, CO 80124

July 29, 2004

Securities and Exchange Commission

Judiciary Plaza

450 Fifth Street, N.W.

Washington, D.C. 20549

Re: Form S-8 Registration Statement for Time Warner Telecom Inc.

Dear Sir or Madam:

I am the general counsel of Time Warner Telecom Inc. (the “Company”). The Company has had prepared its registration statement on Form S-8 under the Securities Act of 1933, as amended (the “Act”), covering a total of 12,500,000 shares of its Class A Common Stock, $.01 par value, to be issued under the Company’s 2000 Employee Stock Plan (the “Plan”).

As counsel for the Company, I have examined such documents and reviewed such questions of law as I have considered necessary or appropriate for the purpose of this opinion. Based in the foregoing, I am of the opinion. Based in the foregoing, I am of the opinion that the shares of Class A Common Stock, when issued by the Company pursuant to the Plan, will be legally issued, fully paid and non-assessable; provided, that the consideration for each share is not less than the par value thereof.

I consent to the filing of this opinion with the Securities and Exchange Commission (the “Commission”) as a exhibit to the Form S-8. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Act or under the rules and regulations of the Commission.

I do not express an opinion on any matters other than those expressly set forth in this letter.

  Very truly yours,

  /s/ Paul Jones Esq.